EXHIBIT 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin Chief Financial Officer (918) 437-6881	Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Lowrance Announces Two Key Executive Appointments

     TULSA, Oklahoma — July 7, 2004 — Lowrance Electronics, Inc. (Nasdaq: LEIX), a leader in recreational SONAR and GPS innovations, today announced two appointments of key executives within the Engineering and Manufacturing and Sales and Marketing Divisions.

     David A. Craig, Engineering Manager of Project Engineering and Component Evaluation at Lowrance, has been promoted to the position of Senior Vice President of Engineering and Manufacturing. Craig’s total tenure with Lowrance extends beyond nine years, separated only by a three year period of employment at WorldCom as a Senior Engineer. Darrell J. Lowrance, President and CEO of Lowrance Electronics, Inc., said, “We are pleased to welcome David Craig to our Lowrance senior management team. His proven leadership abilities and his engineering management skills are important to our continued success and to the continued expansion of our SONAR and GPS product lines to meet the growing needs of our marine, general consumer and aviation markets.” David A. Craig has an MBA and a BS (Electrical Engineering and Technology) from Oklahoma State University. Mr. Craig will assume his new executive responsibilities at Lowrance effective immediately.

     Larry B. Toering, Director of Aviation Product Sales for Lowrance, has been appointed to the position of Senior Vice President of Sales and Marketing. Toering, a seasoned sales executive for Lowrance Avionics since 1996, also has over eighteen years experience flying jet aircraft as a commercial airline captain. In addition, he served as a Sales Manager for Cessna Aircraft Corporation. “Toering’s expanded responsibilities at Lowrance will include the planning and oversight of our domestic and international sales programs for our expanding world markets in aviation GPS, sport fishing/boating SONAR, recreational GPS and automotive GPS”, said Darrell Lowrance. “In addition to overall sales management, Larry Toering will supervise the marketing process of defining our competitive advantages, translating those unique selling propositions into effective marketing messages, and ensuring those important messages are delivered to specific target markets, in support of our worldwide distribution channels”, continued Darrell Lowrance. Larry B. Toering has a BS in Business Administration from John Brown University. Mr. Toering will assume his new executive responsibilities at Lowrance effective immediately.

     Darrell J. Lowrance, President and CEO, summarized the secondary advantages of these two key appointments as affording him and Ronald G. Weber, Executive Vice President, the additional time to focus on strategic opportunities for future corporate growth, particularly in the rapidly growing GPS markets.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com) designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance"® and “Eagle"® Electronics and “Lowrance Avionics"®. These products are primarily used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems) and aviation.

This press release includes certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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